UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  09/01/2009

UNIVERSAL ENERGY CORP.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-50284

Delaware	80-0025175
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

30 Skyline Drive
Lake Mary, FL 32746
(Address of principal executive offices, including zip code)

(800) 975-2076
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.    Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

On September 1, 2009, the Company was served with a verified complaint captioned Roswell Capital Partners, LLC, as Collateral Agent; Bridgepointe Master Fund Ltd. vs. Universal Energy Corp.; Universal Explorations Corp.; UT Holdings, Inc.; Universal Energy Services Corp; and John Does 1-10 (the "Complaint"). The Complaint, which was filed in the United States District Court for the Southern District of New York, relates to the investment made by the plaintiffs (the "Secured Lenders") during 2007 in convertible debentures of the Company (the "Debentures"). The Debentures are secured by certain assets of the Company and its subsidiaries.

The lawsuit asserts breaches of the various documents executed by the Company and its subsidiaries in connection with the issuance of the Debentures. In addition to monetary damages, the lawsuit seeks a determination that the Secured Lenders hold a valid lien in certain assets of the Company, seeks an order of foreclosure relating to assets subject to valid lien and the appointment of a receiver.

The Company is assessing its options and will respond to the lawsuit shortly. While the Company is hopeful that a satisfactory resolution of this matter will be achieved, no assurance can be given at this time that this will occur, in which case, if successful in this lawsuit, the Secured Lenders would materially adversely affect the Company's business.

Item 7.01.    Regulation FD Disclosure

See Item 2.04.

Item 8.01.    Other Events

See Item 2.04.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIVERSAL ENERGY CORP.

Date: September 02, 2009	By:	/s/ Dyron M. Watford
Dyron M. Watford
Chief Financial Officer